Exhibit 99.2

24/7 REAL MEDIA, INC.

FOR IMMEDIATE RELEASE

24/7 REAL MEDIA AND DENTSU INC EXPAND PARTNERSHIP TO DELIVER SEARCH ENGINE
MARKETING SERVICES THROUGHOUT ASIA

Newly Formed Joint Venture Will Focus on Strategic Markets, Including China, India and Korea

NEW YORK and TOKYO - November 1, 2006 - 24/7 Real Media, Inc. (Nasdaq: TFSM), a leading global digital marketing company, and Dentsu Inc. (4324.T), Japan’s largest advertising company, today announced an expansion of their groundbreaking search engine marketing (“SEM”) partnership.  Through a new holding company, tentatively to be called “Dentsu 24/7 Search Holdings”, Dentsu and 24/7 Real Media will establish new operations within other strategically important advertising markets throughout Asia and the Pacific Rim, including China, India, Korea, Thailand, and Taiwan.  These new operating units will be the preferred SEM service providers for Dentsu and 24/7 Real Media affiliates within each region.

Under the terms of the agreement, Dentsu and 24/7 Real Media will each provide initial capital of $5.0 million, which will be used to fund operations in the identified expansion countries.  24/7 Real Media will license its industry-leading Decide DNA™ technology, again rated highest among SEM platforms by JupiterResearch, to each operating subsidiary.  Initial management of the new venture will be fully-supported by K.K. 24-7 Search, the existing Tokyo-based joint venture of Dentsu and 24/7 Real Media.

The Dentsu Group is the fifth largest advertising group in the world, with more than 6,000 clients, both domestic and global, and annual billings of over $16.0 billion.  Through an extensive network of affiliates and subsidiaries, Dentsu maintains an unparalleled presence throughout Asia.  Excluding Japan and China, regions in which it consistently ranks as the largest agency by revenue, Dentsu sales for Asia grew at a robust 17.2% annually for the fiscal year ended March 31, 2006.

“We are very pleased to expand our strong relationship with 24/7 Real Media,” said Ryuichi Mori, director of Dentsu.  “Over the past fourteen months, 24/7 Real Media has proven to be a trusted, reliable partner, and the Decide DNA™ technology has proven itself to be the right solution for the Asia-Pacific region.”

According to PricewaterhouseCoopers(1), nearly $1.0 billion will be spent in 2006 through online advertising in the five countries initially identified for expansion by Dentsu and 24/7 Real Media.  While Korea and China currently benefit from the majority of this expenditure, less mature markets such as India are expected to rapidly develop as broadband access continues to proliferate.  In the aggregate, China, India, Korea, Thailand and Taiwan are forecast to realize compound annual growth of greater than 20% over the next four years as online spend more than doubles to $2.0 billion in 2010.

“We are thrilled to have the opportunity to further expand our already successful partnership with the most significant advertising company in the region,” said David J. Moore, chairman and CEO of 24/7 Real Media.  “In Dentsu, we have found a partner that has clearly embraced the importance of advertising through new, digital media channels, as well as the strategic significance of several key Asian markets outside of Japan.”

“The establishment of this new joint venture is a testament to the strength of the relationship between Dentsu and 24/7 Real Media,” added Jae Woo Chung, president of 24/7 Real Media Asia.  “We look

(1)           PriceWaterhouseCoopers –“Global Entertainment and Media Outlook: 2006 – 2010” June 2006

24/7 Real Media, inc: the science of digital marketing | NASDAQ: TFSM
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forward to working in tandem with the very experienced and astute senior management team at Dentsu to leverage the growing adoption of paid search throughout Asia.”

Additional details, including the expected financial impact upon consolidated financial results for 2007, will be provided during 24/7 Real Media’s fourth quarter earnings call in early March 2007.

About Dentsu Inc.

Dentsu Inc., founded in 1901, is the largest advertising company brand and the fifth largest marketing and communications organization in the world.  Based in Tokyo, Dentsu offers national, multinational and global clients the most comprehensive range of advertising and marketing services through its unique “Total Communications Services” approach.  Dentsu has pioneered and set global standards for integrated communications, which in latter years have been adopted by a number of major international networks.  The group has more than 6,000 clients and 16,167 employees* in both Japan and in its offices overseas. Consolidated billings (net sales) for fiscal year 2005 were recorded at 1,963.2 billion yen. Dentsu is publicly quoted on the Tokyo Stock Exchange.

For more information, please visit www.dentsu.com

* As of  March 31, 2006

About 24/7 Real Media, Inc.

24/7 Real Media, Inc. is a leading global digital marketing company, empowering advertisers and publishers to engage their target audiences with greater precision, transparency and ROI.  Using its award winning ad serving, targeting, tracking and analytics platform, powerful search marketing capabilities and global network of specialized Web sites, the company has turned the art of reaching audiences across virtually any digital medium into a measurable science.  The company is headquartered in New York, with 20 offices in 12 countries throughout North America, Europe and the Asia Pacific region.  For more information, please visit www.247realmedia.com.

24/7 Real Media: The Science of Digital Marketing.

24/7 Real Media is a member of the NAI and adheres to the NAI privacy principles that have been applauded by the FTC. These principles are designed to help ensure Internet user privacy. For more information about online data collection associated with ad serving, including online preference marketing and an opportunity to opt-out of 24/7 Real Media cookies, go to: www.networkadvertising.org.

For more information on 24/7 Real Media, Inc., please contact:

24/7 Real Media Contacts

Eric Sokolsky

Director

Weber Shandwick

Telephone: 212-445-8081

Email: esokolsky@webershandwick.com

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